UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 22, 2006
Asyst Technologies, Inc.
(Exact Name of Registrant, as Specified in Charter)

California	000-22430	94-2942251
(State or Other	(Commission File	(IRS Employer
Jurisdiction	Number)	Identification Number)
of Incorporation)

46897 Bayside Parkway,
Fremont, California	94538

(Address of Principal	(Zip Code)
Executive Offices)
Registrant’s telephone number, including area code: (510) 661-5000
Not Applicable
(Former Name or Address if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     Officer Equity Awards and Cash Compensation. On May 22, 2006, the Compensation Committee of the Asyst Board of Directors approved for the fiscal year ending March 31, 2007, the following equity awards and base salaries for the executive officers listed below.

Name and Office	Stock Awards	Base Salary
	(# of shares)
Stephen S. Schwartz	A. 50,286 restricted shares
Chairman, Chief Executive	B. 50,286 restricted shares
Officer & President	C. 25,143 restricted shares	$400,000

Anthony C. Bonora	A. 16,286 restricted shares
Executive Vice President of	B. 16,286 restricted shares
Research & Development, Chief	C. 8,143 restricted shares	$285,000
Technical Officer

Alan S. Lowe	A. 18,000 restricted shares
Senior Vice President, Global Solutions	B. 18,000 restricted shares	$315,000
	C. 9,000 restricted shares

Robert J. Nikl	B. 16,286 restricted shares
Senior Vice President, Chief	C. 8,143 restricted shares	$285,000
Financial & Accounting Officer	D. 16,286 restricted shares

Steve Debenham	A. 10,286 restricted shares
Vice President, General Counsel	B. 10,286 restricted shares	$240,000
& Secretary	C. 5,143 restricted shares

Stock Award A: Vests in increments as follows: one third on each of May 15, 2007, May 15, 2008 and May 22, 2009
Stock Award B: One third of the shares vest on each of May 15, 2007, May 15, 2008 and May 22, 2009. Each increment will vest in the amount of 100%, 50%, or 0% of the shares in that increment, depending on the appreciation in Asyst’s market capitalization relative to an identified group of semiconductor capital equipment manufacturers.
Stock Award C: Vests on or after the first anniversary of, and no later than the third anniversary of, the grant date, if at any time after the grant date and before the third anniversary, the market price per share of the company’s common stock equals or exceeds $15 for at least 10 consecutive trading days.
Stock Award D: Vests in increments as follows: 7,500 shares as of September 22, 2006, 3,357 shares as of March 15, 2008 and 5,429 shares as of May 22, 2009
     All the equity awards listed above have been made pursuant to the Asyst 2003 Equity Incentive Plan (last amended by shareholders at the annual meeting on August 23, 2005). Vesting of the equity awards is subject to continued service and/or employment with Asyst, in addition to other conditions summarized above. Each of the awards is in the form of restricted stock units, and subject to an election by the recipient to defer distribution of vested shares.
     The Compensation Committee also established a target cash bonus amount and performance objectives under Asyst’s annual incentive program for its fiscal year 2007. The target bonus amounts for the individual executive officers range from 65% to 125% of base salary. The Compensation Committee has the discretion to award to individual officers more or less than the target bonus amount, based on the Committee’s assessment of an individual’s performance against identified individual objectives. The Compensation Committee will determine the bonus program fund based on the company’s reported earnings per share for its fiscal year ended March 31, 2007.

     Change of Control Agreements. On May 22, 2006, Asyst entered into change of control agreements with Alan Lowe, Senior Vice President, Global Business Solutions, and Steve Debenham, Vice President, General Counsel & Secretary, under which each officer will be entitled to certain compensation and benefits in the event his employment is terminated, without cause or under certain circumstances identified in the agreement, within the two-year period following a change in control of our company. Under the agreement, the officer could be entitled to receive, subject to the terms of the agreement: (a) compensation equal to 200% of the sum of (x) his annual base salary and (y) the average of his annual bonuses paid for the three years prior to such termination; (b) continuing coverage for a maximum of two years under life, disability, accident and health benefit programs covering senior executives; and (c) immediate accelerated vesting of any unvested stock options, with an extended exercise period that will not exceed the later of (x) the 15th day of the 3rd month following the date at which, or (y) December 31 of the calendar year in which, the right to exercise such option would have otherwise expired, provided that in no event will that exercise period extend beyond the date that is one year after the termination of employment. Any payment that is “nonqualified deferred compensation” subject to Section 409A of the Code shall be delayed for six months following termination of employment. The agreement remains in effect for two years from its effective date (provided a change in control has not occurred within that two-year period).
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASYST TECHNOLOGIES, INC.
Date: May 26, 2006	By:	/s/ Robert A. Dobbin

Robert A. Dobbin
Assistant Secretary

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